Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT
---------------------------------------------------------------------------

We consent to the incorporation by reference in Registration Statement Nos. 33-39646, 33-39648, 33-88470, 33-88472, 333-18869, 333-70561, 33-76264 of
Parlex Corporation on Form S-8 of our report dated September 29, 2003 (October 8, 2003 as to the fourth paragraph of Note 1 and the seventh paragraph of Note 7) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for goodwill and other intangible assets), appearing in this Annual Report on Form 10-K of Parlex Corporation for the year ended June 30, 2003.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
October 10, 2003


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